UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2013

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 10, 2013 the Board of Directors of Natus Medical Incorporated approved the appointment of Jonathan Kennedy as Senior Vice President and Chief Financial Officer of the Company. In that capacity he will also serve as the principal financial officer and principal accounting officer of the Company. Mr. Kennedy will join the Company on April 8, 2013.

Mr. Kennedy, age 41, has served as Intersil Corporation’s Senior Vice President and CFO since April 2009. From December 2008 to April 2009, he was Intersil’s Interim CFO. From April 2005 to December 2008, he was Intersil’s Corporate Controller. From June 2004 to April 2005, he was Intersil’s Director of Finance. Prior to that time Mr. Kennedy served as Director of Finance and Information Technology of Alcon, Inc. from July 2000 to June 2004 and held various finance and information technology positions at Autonomous Technologies and Harris Corporation.

Mr. Kennedy entered into an employment agreement that is effective upon his joining the Company providing for initial compensation of an annual base salary of $350,000, participation in the Company’s cash bonus plan for 2013 with a target bonus of 65% of base salary, with a guaranteed payment of not less than the pro-rated target amount for 2013. In addition, he was awarded a signing bonus of $75,000. Mr. Kennedy will also receive options for the purchase of 110,000 shares of the Company’s common stock and 60,000 shares of restricted stock.

Steven J. Murphy, who has served as the Company’s Vice President Finance and Chief Financial Officer, and as principal financial officer and principal accounting officer, since 2003 will continue to serve as Vice President Finance.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated March 11, 2013 announcing the appointment of Jonathan Kennedy as Senior Vice President and Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

By:	/s/ Steven J. Murphy
Steven J. Murphy
Vice President Finance and Chief Financial Officer

Dated: March 13, 2013

Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 11, 2013 announcing the appointment of Jonathan Kennedy as Senior Vice President and Chief Financial Officer of the Company.